Exhibit 99.1

THE BRICKMAN GROUP, LTD. REPORTS THIRD QUARTER RESULTS

Gaithersburg, MD – November 10, 2005 - The Brickman Group, Ltd. (“Brickman”), a wholly-owned subsidiary of Brickman Group Holdings, Inc., reported results for the third quarter of 2005. For the three months ended September 30, 2005, Brickman had revenue of $114.1 million, net income of $5.4 million and EBITDA of $22.6 million.

The EBITDA of $22.6 million represents a decrease of $0.3 million or 1.3% from the third quarter of 2004. This decrease was attributable to erosion of margins caused in large part by the sharp increase in fuel-related costs and the inability to adjust contract pricing and fixed costs in the short run. At September 30, 2005, Brickman’s net debt was 2.6 times trailing twelve months EBITDA. This compares to net debt of 2.9 times trailing twelve months EBITDA at September 30, 2004. A calculation of EBITDA and reconciliation of net income to EBITDA is presented below. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to income from operations as an indicator of Brickman’s operating performance or cash flow as a measure of its liquidity. EBITDA is a measure of operating performance used by investors and analysts. Management also includes EBITDA information because it closely approximates measures contained in financial and other covenants in Brickman’s credit agreement and senior subordinated note indenture.

Third quarter revenues were $114.1 million, an increase of $11.6 million or 11.3% over the same period in 2004. This increase was principally driven by an increase in landscape maintenance services revenue of $12.4 million or 13.2%. The increase in landscape maintenance services revenue was the result of strong new sales and acquisitions in the fourth quarter of 2004 and the second quarter of 2005. Excluding acquisitions, third quarter revenues increased $6.8 million or 6.6% compared to the third quarter of 2004.

Brickman’s net income in the third quarter of 2005 was $5.4 million, $0.4 million lower than the third quarter of 2004’s net income of $5.8 million.

Brickman’s EBITDA for the nine months ended September 30, 2005 was $58.3 million, an increase of $6.7 million or 13.0% over the nine months ended September 30, 2004. This increase was attributable to revenue growth of $50.5 million, and gross profit improvement before depreciation of $13.5 million related to this revenue growth offset by a $6.9 million increase in general and administrative costs. Gross profit was adversely impacted by the rise in fuel-related costs.

Revenues for the first nine months of 2005 were $343.2 million, an increase of $50.5 million, or 17.2% over the same period in 2004. This increase was driven by an increase in landscape maintenance revenue of $36.6 million or 15.1%, and an increase in snow removal revenue of $15.5 million or 53.9%, offset by a 7.7% decrease in design build revenue of $1.7 million. The increase in maintenance revenues was the result of strong new sales and the acquisitions described above. Excluding acquisitions, revenues for the first nine months of 2005 increased $39.5 million or 13.5% compared to the first nine months of 2004.

Brickman’s net income in the first nine months of 2005 was $11.2 million, $3.7 million higher than the comparable period in 2004.

For the twelve month period ended September 30, 2005, Brickman generated revenue of $434.0 million, gross profit of $134.1 million, net income of $12.8 million, and EBITDA of $74.0 million. Twelve month amounts are unaudited and have been calculated by subtracting the unaudited results for the nine month period ended September 30, 2004 from the audited results for the year ended December 31, 2004 and adding the unaudited results for the nine month period ended September 30, 2005 to the result.

A reconciliation of net income to EBITDA reported above follows (in millions):

	Three months ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
Net income	$5.8	$5.4	$7.5	$11.2
Interest expense	5.0	5.0	14.9	15.0
Income taxes	4.0	3.9	5.1	7.9
Depreciation	2.9	3.7	8.5	10.5
Amortization	5.2	4.6	15.6	13.7

EBITDA	$22.9	$22.6	$51.6	$58.3

	Twelve Months Ended September 30,
	2004	2005
Net income	$6.5	$12.8
Interest	19.7	20.0
Income taxes	5.3	8.9
Depreciation	11.0	13.4
Amortization	22.4	18.9

EBITDA	$64.9	$74.0

The ratio of net debt to EBITDA reported above was calculated as follows (in thousands):

	September 30,
	2004	2005
Accrued interest	$5,140	$5,140
Revolving credit	—	3,000
Capital lease obligation	269	—
Long-term debt	187,670	181,023

Total debt	193,079	189,163
Less: Cash	5,435	376

Net debt	187,644	188,787

Trailing twelve months EBITDA	$64,876	$74,002

Ratio of Net debt to EBITDA	2.9x	2.6x

Brickman’s working capital at September 30, 2005 was $16.3 million compared to working capital of $25.0 million at December 31, 2004. The decrease in working capital resulted from purchases of property and equipment of $21.9 million, the acquisition of a Michigan landscaping company of $6.4 million, payments of principal on Brickman’s term loan of $4.4 million, and distributions to our parent company, Brickman Group Holdings, Inc. totaling $7.6 million, offset by increases in working capital caused by seasonal factors. The distributions to our parent company consisted of distributions for parent company debt service totaling $5.9 million, and distributions to fund the redemption of parent company stock from terminated employees totaling $1.7 million. There was $3.0 million outstanding on Brickman’s $30.0 million revolving credit facility at September 30, 2005. Cash flow from operations for the first nine months of 2005 was $25.4 million, an increase of $2.1 million compared to the first nine months of 2004. The increase is primarily attributed to higher net income. Capital expenditures for the first nine months were $21.9 million compared to $14.3 million in the first nine months of 2004. The increase in capital expenditures is attributable to spending on equipment necessary to support strong new sales, the expansion of a program started in 2003 to reduce the replacement cycle for lawn mowing equipment from five years to two years and the acquisition of an airplane for executive travel.

Brickman will host a conference call to discuss the third quarter results on November 11, 2005 at 2:00 PM EST. The call may be accessed by dialing 800-470-5906. The call will be recorded with replay accessible from November 11, 2005 through November 18, 2005 by dialing 800-558-5253, reservation #21267946.

Brickman is one of the nation’s largest providers of commercial landscape maintenance services.

The Brickman Group, Ltd.

Condensed Balance Sheets

(in thousands)

	Unaudited		Unaudited
	September 30, 2004	December 31, 2004	September 30, 2005
Current assets	$72,099	$68,795	$81,255
Property & equipment	30,854	29,982	40,550
Other assets	11,170	9,495	11,626
Intangibles and goodwill	120,035	117,349	116,957

Total assets	$234,158	$225,621	$250,388

Current liabilities, less current maturities	$44,860	$36,664	$53,562
Revolving credit	—	—	3,000
Current maturities of long-term debt	6,717	7,091	8,420

Current liabilities	51,577	43,755	64,982
Long-term debt	181,222	178,364	172,603
Other liabilities	935	3,495	3,992

Total liabilities	233,734	225,614	241,577
Shareholder’s equity	424	7	8,811

Total liabilities and shareholder’s equity	$234,158	$225,621	$250,388

The Brickman Group, Ltd.

Statements of Operations

(in thousands)

(unaudited)

	Three months ended September 30,
	2004	2005
Net service revenues	$102,510	$114,114
Cost of services provided	66,050	75,452

Gross profit	36,460	38,662
General and administrative expenses	16,424	19,778
Amortization expense	5,241	4,620

Income from operations	14,795	14,264
Interest expense	4,990	5,016

Income before income taxes	9,805	9,248
Income tax provision	3,962	3,887

Net income	$5,843	$5,361

	Nine months ended September 30,		Twelve Months Ended September 30,
	2004	2005	2005
Net service revenues	$292,737	$343,202	$434,045
Cost of services provided	199,019	237,941	299,926

Gross profit	93,718	105,261	134,119
General and administrative expenses	50,593	57,470	73,523
Amortization expense	15,627	13,704	18,946

Income from operations	27,498	34,087	41,650
Interest expense	14,860	15,010	19,970

Income before income taxes	12,638	19,077	21,680
Income tax provision	5,123	7,917	8,846

Net income	$7,515	$11,160	$12,834